Item 77 C: Submission of matters to a vote of security holders

A Special Meeting of Shareholders of the Lord Abbett Tax-Free Income Trust (the "Trust") was held on July 18, 2002. On May 8, 2002, the record date for shareholders voting at the meeting, there were 56,981,282.474 total outstanding shares for the Trust.

Shareholders of the Trust considered and approved the following proposals and the results of their voting were as follows:

1. To elect the Trust's Board Members

                                     For                      Against

Robert S. Dow                       50,219,345.517            781,038.502
E. Thayer Bigelow                   50,195,440.492            804,943.527
William H. T. Bush                  50,182,311.943            818,072.076
Robert B. Calhoun, Jr.              50,207,408.355            792,975.664
Stewart S. Dixon                    50,217,876.517            782,507.502
Franklin W. Hobbs                   50,214,496.056            785,887.963
C. Alan MacDonald                   50,211,177.995            789,206.024
Thomas J. Neff                      50,210,162.056            790,221.963
James F. Orr, III                   50,229,301.218            771,082.801



2. To approve an Agreement and Plan of Reorganization providing for the reorganization of the Trust from a Massachusetts Business Trust into a Delaware Business Trust.

For                        Against                   Abstain
29,519,908.240             841,296.914               1,473,074.865